CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2014 RESULTS

Norton, Massachusetts, October 28, 2014. CPS Technologies Corporation (OTCQB:CPSH) today announced revenues of $6.1 million and net income of $194 thousand for the quarter ended September 27, 2014. This compares with revenues of $6.0 million and net income of $452 thousand for the quarter ended September 28, 2013.

Revenues for the nine months ended September 27, 2014 increased 5% to $17.2 million from $16.3 million for the corresponding period in 2013. Net Income for the first nine months of 2014 totaled $384 thousand, compared with net income of $691 thousand for the corresponding period in 2013.

Grant Bennett, CEO, commented, “We are pleased and excited about developments during the quarter. We saw the emergence of components used in oil and gas applications into a significant product line as shipments exceeded $500 thousand during the quarter. Although this business will be volatile from quarter to quarter, we expect it to be significant for the next several years. Another positive development during the quarter was our $600 thousand order for baseplates from Raytheon Corporation related to the Navy’s Air Missile Defense Radar (AMDR) Program. The current contract covers the Engineering and Manufacturing Development (EMD) Phase of Raytheon’s contract with the U.S. Navy. If the Navy exercises all options with Raytheon, we expect production orders which will last 5-10 years. The components for oil and gas applications and the contract with Raytheon have the potential to add two additional significant revenue streams to our existing product business.”

Mr. Bennett continued, “Both of these contracts are good examples of the length of our sales cycle; we have been pursuing these opportunities for several years. We increased sales and marketing resources this year to begin the sales cycle for similar opportunities. During September and October we continued these initiatives by visiting with senior executives at major potential customers in both Europe and Asia.

“As announced yesterday, we are delighted to welcome Tom Culligan to our Board of Directors. His experience most recently as CEO of Raytheon International Inc. and Senior Vice-President of Raytheon Company and previously with Honeywell, Lockheed, McDonnell-Douglas and Allied Signal, will be valuable as we pursue our growth strategy on a global landscape”, said Bennett.

The Company announced last week that it will hold its quarterly investor conference call on October 28, 2014 at 4:30 P.M. (Eastern). Grant Bennett, Chief Executive Officer, and Ralph Norwood, Chief Financial Officer, will discuss the Company’s financial results for the quarter.

Those interested in participating in the conference call should dial:

1-855-863-0441

Conference ID: 25462501

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2014 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	---Quarter Ended---		-- Nine Months Ended--
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2014	2013	2014	2013

Total Revenues	$6,070,230	$5,974,489	$17,190,943	$16,306,109
Cost of Sales	4,731,055	4,256,337	13,255,063	12,310,222

Gross Margin	1,339,175	1,718,152	3,935,880	3,995,887
Operating Expenses	1,017,811	1,059,033	3,296,813	2,967,066

Operating income (loss)	321,364	659,119	639,067	1,028,821
Interest expense, net	(299)	(3,603)	(1,800)	(26,473)

Income (loss) before income taxes	321,065	655,516	637,267	1,002,348
Income tax expense (benefit)	127,000	204,000	253,000	311,720

Net income (loss)	194,065	451,516	384,267	690,628

Net income (loss) per diluted share	$0.01	$0.03	$0.03	$0.05
Wtd ave. shares outstanding, diluted	13,737,953	13,522,495	13,716,378	13,242,069

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Sept. 27,	Dec. 28,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$1,055,947	$1,571,054
Accounts receivable-trade, net	4,590,646	2,900,457
Inventories, net	2,639,636	2,183,699
Prepaid expenses	190,519	175,726
Deferred taxes, current	456,747	649,420

Total current assets	8,933,495	7,480,356
Property and equipment, net	1,778,030	1,832,787
Deferred taxes, non-current	1,797,811	1,826,482

Total assets	$12,509,336	$11,139,625

Liabilities and Equity
Current liabilities:
Accounts payable	$1,767,884	$1,091,909
Accrued expenses	1,201,824	1,106,813
Capital leases, current	14,116	76,372

Total current liabilities	2,983,824	2,275,094

Total liabilities	2,983,824	2,275,094
Stockholders' equity	9,525,512	8,864,531

Total liabilities and stockholders' equity	$12,509,336	$11,139,625